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                                                November 27, 2002

S.L. Danielle Acquisition, LLC
c/o Bernard Chaus, Inc.
530 Seventh Avenue
New York, New York 10018


                               FACTORING AGREEMENT

Ladies and Gentlemen:

     We are pleased to confirm the terms and conditions that will govern our funds in use accounting, non-borrowing, notification factoring arrangement with you (the "Agreement").

     1.   SALE OF ACCOUNTS

     You sell and assign to us, and we purchase as absolute owner, all accounts arising from your sales of inventory or rendition of services, including those under any trade names, through any divisions and through any selling agent (collectively, the "Accounts" and individually, an "Account").

     2.   CREDIT APPROVAL

     2.1. Requests for credit approval for all of your orders must be submitted to our Credit Department via computer by either: (a) On-Line Terminal Access, or
(b) Electronic Batch Transmission. If you are unable to submit orders via computer, then orders can be submitted over the phone, by fax or in writing. All credit decisions by our Credit Department (including approvals, declines and holds) will be sent to you daily by a Credit Decisions Report, which constitutes the official record of our credit decisions. Credit approvals will be effective only if shipment is made or services are rendered within thirty (30) days from the completion date specified in our credit approval. Credit approval of any Account may be withdrawn by us any time before delivery is made or services are rendered.

     2.2. We assume the Credit Risk on each Account approved in the Credit Decision Report. "Credit Risk" means the customer's failure to pay the Account in full when due on its longest maturity solely because of its financial inability to pay. If there is any change in the amount, terms, shipping date or delivery date for any shipment of goods or rendition of services (other than accepting returns and granting allowances as provided in section 8 below), you must

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submit a change of terms request to us, and, if such pertains to a Factor Risk
Account, then we shall advise you of our decision either to retain the Credit Risk or to withdraw the credit approval. Accounts on which we bear the Credit Risk are referred to collectively as "Factor Risk Accounts", and individually as a "Factor Risk Account". Accounts on which you bear some or all of the risk as to credit are referred to collectively as "Client Risk Accounts", and individually as a "Client Risk Account".

     2.3. We shall have no liability to you or to any person, firm or entity for declining, withholding or withdrawing credit approval on any order. If we decline to credit approve an order and furnish to you any information regarding the credit standing of that customer, such information is confidential and you agree not to reveal same to the customer, your sales agent or any third party, except for your legal counsel. You agree that we have no obligation to perform, in any respect, any contracts relating to any Accounts.

     3.   INVOICING

     You agree to place a notice (in form and content acceptable to us) on each invoice and invoice equivalent that the Account is sold, assigned and payable only to us, and to take all necessary steps so that payments and remittance information are directed to us. All invoices, or their equivalents, will be promptly mailed or otherwise transmitted by you to your customers at your expense. You will provide us with copies of all invoices (or the equivalent thereof if the invoices were sent electronically), confirmation of the sale of the Accounts to us and proof of shipment or delivery, all as we may reasonably request. If you fail to provide us with copies of such invoices (or equivalents) or such proofs when requested by us, we will not bear any Credit Risk as to those Accounts.

     4.   REPRESENTATIONS AND WARRANTIES

     4.1. You represent and warrant that: each Account is based upon a bona fide sale and delivery of inventory or rendition of services made by you in the ordinary course of business; the inventory being sold and the Accounts created are your exclusive property and are not, and will not be, subject to any lien, consignment arrangement, encumbrance or security interest other than in our favor; all amounts are due in United States Dollars; all original invoices bear notice of the sale and assignment to us; any taxes or fees relating to your Accounts or inventory are solely your responsibility; and none of the Accounts factored with us hereunder represent sales to any subsidiary, affiliate or parent company. You also warrant and represent that, except for allowances in the ordinary course of business, your customers have accepted the goods or services and owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, claim, offset, defense, deduction, rejection, recoupment, counterclaim or contra account, other than as to returns and allowances as provided in section 8 below (the foregoing being referred to in this Agreement as "Customer Claims").

     4.2. You further represent and warrant that: your legal name is exactly as set forth on the signature page of this Agreement, you are a duly organized and validly existing business organization incorporated or registered in the State of New York and are qualified to do business in all states where required; the most recent financial statements provided by you to us accurately


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reflect your financial condition in all material respects as of that date and there has been no material adverse change in your financial condition since the date of those financial statements. You agree to furnish us with such information concerning your business affairs and financial condition as we may reasonably request from time to time, including financial statements as of the end of each fiscal year.

     4.3. You agree that you will promptly notify us of any change in your: name, state of incorporation or registration, location of your chief executive office, place(s) of business, and legal or business structure. Further, you agree that you will promptly notify us of any change in control of the ownership of your business organization, and of significant law suits or proceedings against you.

     5.   PURCHASE OF ACCOUNTS

     We shall purchase the Accounts for the gross amount of the respective invoices, less: factoring fees or charges, trade and cash discounts allowable to, or taken by, your customers, credits, cash on account and allowances ("Purchase Price"). Our purchase of the Accounts will be reflected on the Statement of Account (defined in section 10 below), which we shall render to you, which will also reflect all credits and discounts made available to your customers.

     6.   ADVANCES

     6.1. At your request, and in our sole discretion, we may advance funds to you on the terms set forth in the Financing Agreement by and between us and Bernard Chaus, Inc. ("Chaus"), dated September 27, 2002 (the "Financing Agreement"), as further amended pursuant to that Joinder Agreement by and among Chaus, us and you, dated the date the date hereof ("the Joinder Agreement"), subject to such additional terms and conditions as we may reasonably request. We have the right, at any time and from time to time, to hold such reserves as we deem reasonably necessary as security for the payment and performance of any and all of your Obligations in accordance with Section 10.3 of the Financing Agreement. All amounts you owe us, including all advances to you and any debit balance in your Client Position Account (defined in section 10 below), and any Obligations, are payable on demand and may be charged to your account at any time.

     7.   PAYMENT OF ACCOUNTS

     7.1. All payments received by us on the Accounts will be promptly applied to your account with us after crediting your customer's account. In exchange for such application, we shall charge your account monthly with the cost of two (2) additional business days on all such payments at the rate charged by us in section 14.1 below on debit balances. No checks, drafts or other instruments received by us will constitute final payment of an Account unless and until such items have actually been collected.

     7.2. The amount of the Purchase Price of any Factor Risk Account which remains unpaid will be deemed collected and will be credited to your account as of the earlier of the following dates:


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          (a)  the date of the Account's longest maturity if a proceeding or petition is filed by or against the customer under any state or federal bankruptcy or insolvency law, or if a receiver or trustee is appointed for the customer; or

          (b) the last day of the third month following the Account's longest maturity date if such Account remains unpaid as of said date without the occurrence of any of the events specified in clause
               (a) above.

If any Factor Risk Account credited to you was not paid for any reason other than Credit Risk, we shall reverse the credit and charge your account accordingly, and such Account is then deemed to be a Client Risk Account.

     8.   CUSTOMER CLAIMS AND CHARGE BACKS

     8.1. You must notify us promptly of any matter affecting the value, enforceability or collectibility of any Account and of all Customer Claims. You agree to promptly issue credit memoranda or otherwise adjust the customer's account upon accepting returns with a value in excess of $25,000 in the aggregate. For full invoice credit memoranda, you agree to send duplicate copies thereof to us and to confirm their assignment to us. We shall cooperate with you in the adjustment of Customer Claims, but we retain the right to adjust Customer Claims on Factor Risk Accounts directly with customers, upon such terms as we in our sole discretion may deem advisable.

     8.2. We may at any time charge back to your account the amount of: (a) any Factor Risk Account which is not paid in full when due for any reason other than Credit Risk; (b) any Factor Risk Account which is not paid in full when due because of an act of God, civil strife, or war; (c) anticipation (interest) deducted by a customer on any Account; (d) Customer Claims; (e) any Client Risk Account which is not paid in full when due; and (f) any Account for which there is a breach of any representation or warranty set forth in Section 4.1 of this Agreement. A charge back does not constitute a reassignment of an Account. We shall immediately charge any deduction taken by a customer to your account.

     8.3. We may at any time charge to your account the amount of: (a) payments we receive on Client Risk Accounts which we are required at any time to turnover or return (including preference claims); (b) all remittance expenses (including incoming wire charges, currency conversion fees and stop payment fees), other than stop payment fees on Factor Risk Accounts; (c) actual expenses, collection agency fees and reasonable attorneys' fees incurred by us in collecting or attempting to collect any Client Risk Account or any Obligation (defined in section 12 below); and (d) our fees for handling collections on Client Risk Accounts which you have requested us to process, as provided in the Guide (see section 18.2 below).

     9.   HANDLING AND COLLECTING ACCOUNTS; RETURNED GOODS

     9.1.  As owners of the Factor Risk Accounts, we have the right to:
(a) bring suit, or otherwise enforce collection, in your name or ours; (b) modify the terms of payment, (c) settle,


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compromise or release, in whole or in part, any amounts owing, and (d) issue credits in your name or ours. To the extent applicable, you waive any and all claims and defenses based on suretyship. If moneys are due and owing from a customer for both Factor Risk Accounts and Client Risk Accounts, you agree that any payments or recoveries received on such Accounts may be applied first to any Factor Risk Accounts. Once you have granted or issued a discount, credit or allowance on any Account, you have no further interest therein. Any checks, cash, notes or other documents or instruments, proceeds or property received with respect to the Accounts must be held by you in trust for us, separate from your own property, and promptly turned over to us with proper endorsements. We may endorse your name or ours on any such check, draft, instrument or document.

     9.2. As owners and assignees of the Accounts and all proceeds thereof, upon our written notice, you will, at your expense, comply with our instructions relative to any and all returned, rejected, reclaimed or repossessed inventory ("Returned Goods").

     10.  STATEMENT OF ACCOUNT

     After the end of each month, we shall send you certain reports reflecting Accounts purchased, advances made, if any, fees and charges and all other financial transactions between us during that month ("Reports"). The Reports sent to you each month include a Statement of Account reflecting transactions in three sections: Accounts Receivable, Client Position Account and Funds In Use. The Reports shall be deemed correct and binding upon you and shall constitute an account stated between us unless we receive your written statement of exceptions within thirty (30) days after same are mailed to you.

     11.  GRANT OF SECURITY INTEREST

     11.1. You hereby assign and grant to us a continuing security interest in all of your right, title and interest in and to all of your now existing and future Collateral as such term is defined in the Financing Agreement.

     11.2. You agree to comply in all material respects with all applicable laws in order to perfect our security interest in the Collateral, subject only to Permitted Encumbrances, as such term is defined in the Financing Agreement, and to execute such documents as we may require to effectuate the foregoing and to implement this Agreement. You irrevocably authorize us to file financing statements, and all amendments and continuations with respect thereto, all in order to create, perfect or maintain our security interest in the Collateral, and you hereby ratify and confirm any and all financing statements, amendments and continuations with respect thereto heretofore and hereafter filed by us pursuant to the foregoing authorization.

     12.  OBLIGATIONS SECURED

     The security interest granted hereunder and any lien or security interest that we now or hereafter have in the Collateral secure the payment and performance of all of your Obligations as such term is defined in the Financing Agreement. Any reserves or balances to your credit and

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any other assets, collateral or property of yours in our possession constitutes security for any and all Obligations.

     13.  BOOKS AND RECORDS AND EXAMINATIONS

     13.1. You agree to maintain such Books and Records concerning the Accounts as we may reasonably request and to reflect our ownership of the Accounts therein. "Books and Records" means your accounting and financial records (whether paper, computer or electronic), data, tapes, discs, or other media, and all programs, files, records and procedure manuals relating thereto, wherever located.

     13.2. Upon our reasonable request, you agree to make your Books and Records available to us for examination and to permit us to make copies or extracts thereof. Also, you agree to permit us to visit your premises during your business hours and to conduct such examinations as we deem reasonably necessary. To cover our costs and expenses of any such examinations, we shall charge you a fee for each day, or part thereof, during which such examination is conducted, plus any out-of-pocket costs and expenses incurred by us, as provided in Section 15.4 hereof and in the Guide (see section 18.2 below).

     14.  INTEREST

     14.1. Interest is charged on any adjustments under this Agreement and on any advances that may be made under section 6 above, as of the last day of each month based on the daily debit balances in your Funds In Use account for that month, at a rate equal to the sum of the Applicable Margin (as defined in the Financing Agreement as defined in Section 17.1 below) plus the Chase Prime Rate (defined below). The Chase Prime Rate is the per annum rate of interest publicly announced by JPMorganChase Bank (or its successor) in New York, New York from time to time as its prime rate, and is not intended to be the lowest rate of interest charged by JPMorganChase Bank to its borrowers. Any change in the rate of interest hereunder due to a change in the Chase Prime Rate will take effect as of the first of the month following such change in the Chase Prime Rate. Interest will be credited as of the last day of each month based on the daily credit balances in your Funds In Use account for that month, at a rate three percent (3%) per annum below the Chase Prime Rate being used to calculate interest for the period. All interest is calculated on a 360 day year.

     14.2. If you, as a client of ours, purchase goods or services from another factored client of ours or another client subject to an ARM Services Agreement, as such term is defined in the Financing Agreement, and your payments on these invoices are not timely received, a late interest payment (but without duplication of other late interest charges to be paid to such client by the Company), at our then late interest rate, will be charged to your account with us and shall be deemed an Obligation under this Agreement.

     14.3. In no event will interest charged hereunder exceed the highest lawful rate. In the event, however, that we do receive interest in excess of the highest lawful rate, you agree that your sole remedy would be to seek repayment of such excess, and you irrevocably waive any and all other rights and remedies which may be available to you under law or in equity.

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     15.  FACTORING FEES AND OTHER CHARGES

     15.1. For our services hereunder, you will pay us a factoring fee or charge of four-tenths of one percent (.40%) of the gross face amount of all Accounts factored with us, but in no event less than $1.50 per invoice. In addition, you will pay a fee of one-quarter of one percent (1/4 of 1%) of the gross face amount of each Account for each thirty (30) day period or part thereof by which the longest terms of sale applicable to such Account exceed sixty (60) days (whether as originally stated or as a result of a change of terms requested by you or the customer). For Accounts arising from sales to customers located outside the fifty states of the United States of America, you will pay us an additional factoring fee of one percent (1%) of the gross face amount of all such Accounts. All factoring fees or charges are due and charged to your account upon our purchase of the underlying Account. Commencing on even date herewith, if the actual factoring fees or charges collectively paid to us by (i) Chaus pursuant to that certain Factoring Agreement dated as of September 27, 2002 by and between us and Chaus and (ii) you pursuant to this Agreement during any year or part thereof (each a "Period"), are less than five hundred thousand dollars ($500,000) in the aggregate ("Minimum Factoring Fees"), we shall charge your account as of the end of such Period with an amount equal to the difference between the actual factoring fees or charges paid during such Period and said Minimum Factoring Fees.

     15.2. You agree to pay all costs and expenses incurred by us in connection with the preparation, execution, administration and enforcement of this Agreement, including all reasonable fees and expenses attributable to the services of our attorneys (whether in-house or outside), search fees and public record filing fees. Furthermore, you agree to pay to us our fees (as more fully set forth in the Guide, see section 18.2 below) including fees for: (a) special reports prepared by us at your request; (b) wire transfers; (c) handling change of terms requests relating to Accounts; and (d) your usage of our on-line computer services. Beginning on the first of the month six months from the date hereof, you also agree to pay us our fees for: (i) each new customer set-up on our customer accounts receivable data base and each new customer relationship established for you; (ii) crediting your account with proceeds of non-factored invoices received by us; and (iii) charge backs of invoices factored with us that were paid directly to you. All such fees will be charged to your account when incurred. Our fees may be changed by us from time to time upon notice to you; however, any failure to give you such notice does not constitute a breach of this Agreement and does not impair our ability to institute any such change.

     15.3. Any tax or fee of any governmental authority imposed on or arising from any transactions between us, any sales made by you, or any inventory relating to such sales is your sole responsibility (other than income and franchise taxes imposed on us which are not related to any specific transaction between us). If we are required to withhold or pay any such tax or fee, or any interest or penalties thereon, you hereby indemnify and hold us harmless therefor and we shall charge your account with the full amount thereof.


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     15.4.  In addition to the fees and charges which may be payable by you to us under this Agreement, you will also pay to us upon our performance of any field examination or other business analysis (including, without limitation, audits or inspections), the need for which is to be determined by us, on demand, a fee in an amount equal to Seven Hundred Fifty Dollars ($750.00) per day, per person, for each person employed to perform such field examination, together with all actual out-of-pocket costs and expenses incurred in conducting any such audit or inspection (including, without limitation, the fees, costs and expense of third parties), but in no event shall any such fees be duplicative of any other fees or expenses set forth in this Agreement or in the Factoring Agreement with Bernard Chaus, Inc. dated as of September 27, 2002, as amended by Amendment No. 1 to Factoring Agreement.

     15.5. If by the end of three (3) months from the date hereof, you have not begun to process your invoices with us by means of Electronic Batch Transmission, then we will charge you a factoring fee of 0.55% instead of the fee provided in Section 15.1, until such time as your invoices are processed by means of Electronic Batch Transmission; provided, however, that no such additional fee shall apply if your failure to process your invoices by means of Electronic Batch Transmission is due to any fault of ours.

     16.  TERMINATION

     16.1. The term of this Agreement shall begin as of the date hereof and continue until the last day of the eighteenth month anniversary of September 27, 2002 (the "Initial Term"). In the event that this Agreement is terminated by you prior to the end of the Initial Term, we shall be entitled to the unpaid portion of the Minimum Factoring Fees, if any, for such Period, as provided in section
15.1 above, as of the effective date of termination (the "Full Fees"); provided, however, if such termination occurs after the twelfth month anniversary of September 27, 2002 but before the end of the Initial Term we shall be entitled to 50% of the Full Fee. After the Initial Term, you may terminate this Agreement only as of an Anniversary Date and then only by giving us at least sixty (60) days prior written notice of termination. "Anniversary Date" means the last day of the month occurring on the two year anniversary of September 27, 2002, and the same date in each year thereafter. After the Initial Term, in the event that this Agreement is terminated by you prior to an Anniversary Date, we shall be entitled to the unpaid portion of the Minimum Factoring Fees, if any, for such Period, as provided in section 15.1 above, as of the effective date of termination. Except as otherwise provided, we may terminate this Agreement at any time by giving you at least sixty (60) days prior written notice of termination. However, we may terminate this Agreement immediately, without prior notice to you, upon the occurrence of an Event of Default (defined in section
17.1 below).

     16.2. This Agreement remains effective between us until terminated as herein provided. Unless sooner demanded, all Obligations will become immediately due and payable upon any termination of this Agreement or the Financing Agreement.

     16.3. Notwithstanding the foregoing Sections 16.1 and 16.2, this Agreement may be terminated in accordance with that certain Factoring Termination Agreement dated as of the date hereof among us, you and the agent for the lenders under the Financing Agreement, as amended, modified and supplemented from time to time


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     16.4.  All of our rights, liens and security interests hereunder continue and remain in full force and effect after any termination of this Agreement and pending a final accounting, we may withhold any balances in your account unless we are supplied with an indemnity satisfactory to us to cover all Obligations, other than termination in accordance with the Factoring Termination Agreement. You agree to continue to assign accounts receivable to us and to remit to us all collections on accounts receivable, until all Obligations have been paid in full or we have been supplied with an indemnity satisfactory to us to cover all Obligations.

     17.  EVENTS OF DEFAULT AND REMEDIES UPON DEFAULT

     17.1. It is an "Event of Default" under this Agreement if: (a) you breach any representation, warranty or covenant contained in this Agreement in any material respect; or (b) the occurrence of an Event of Default under the Financing Agreement, as now existing or hereafter amended.

     17.2. After the occurrence of an Event of Default which is not waived by us, we may terminate this Agreement without notice to you. We shall then have immediate access to any and all Books and Records as may pertain to the Accounts, Returned Goods and any other collateral hereunder. Furthermore, as may be necessary to administer and enforce our rights in the Accounts, Returned Goods and any other collateral hereunder, or to facilitate the collection or realization thereof, we have your permission to use (at your expense) your personnel, supplies, equipment, computers and space, at your place of business or elsewhere.

     17.3. After the occurrence of an Event of Default which is not waived by us, with respect to any other property or collateral in which we have a security interest, we shall have all of the rights and remedies of a secured party under
Article 9 of the Uniform Commercial Code. If notice of intended disposition of any such property or collateral is required by law, it is agreed that ten (10) days notice constitutes reasonable notice. The net cash proceeds resulting from the exercise of any of the foregoing rights, after deducting all charges, costs and expenses (including reasonable attorneys' fees) will be applied by us to the payment or satisfaction of the Obligations, whether due or to become due, in such order as we may elect. You remain liable to us for any deficiencies. With respect to Factor Risk Accounts and Returned Goods relating thereto, you hereby confirm that we are the owners thereof, and that our rights of ownership permit us to deal with this property as owner and you confirm that you have no interest therein.

     18.  MISCELLANEOUS PROVISIONS

     18.1. This Agreement, and all attendant documentation, together with the Loan Documents, as the same may be amended from time to time, constitutes the entire agreement between us with regard to the subject matter hereof, and supersedes any prior agreements or understandings. This Agreement can be changed only by a writing signed by both of us. Our failure or delay in exercising any right hereunder will not constitute a waiver thereof or bar us from exercising any of our rights at any time. The validity, interpretation and enforcement of this Agreement is governed by the laws of the State of New York, excluding the conflict laws of such State.


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     18.2.  The Client Service Guide, as supplemented and amended from time to time (the "Guide") has been furnished to you or is being furnished to you concurrently with the signing of this Agreement, and by your signature below you acknowledge receipt thereof. The Guide provides information on credit approval processes, accounting procedures and fees. The procedures for Electronic Batch Transmission are covered in supplemental instructions to the Guide. From time to time, we may provide you with amendments, additions, modifications, revisions or supplements to the Guide, which will be operative for transactions between us. All information and exhibits contained in the Guide, on any screen accessed by you, and on any print-outs, reports, statements or notices received by you are, and will be, our exclusive property and are not to be disclosed to, or used by, anyone other than you, your employees or your professional advisors, in whole or in part, unless we have consented in writing.

     18.3. This Agreement binds and benefits each of us and our respective successors and assigns, provided, however, that you may not assign this Agreement or your rights hereunder without our prior written consent.

     18.4. Section headings are for convenience only and are not controlling. The use of "including" means "including without limitation".

     18.5. If any provision of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision will be inapplicable and deemed omitted to such extent, but the remainder will not be invalidated thereby and will be given effect so far as possible.




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     19.  JURY TRIAL WAIVER

     To the extent permitted by applicable law, we each hereby waive any right to a trial by jury in any action or proceeding arising directly or indirectly out of this Agreement, or any other agreement or transaction between us or to which we are parties.

     If the foregoing is in accordance with your understanding, please so indicate by signing and returning to us the original and one copy of this Agreement. This Agreement will take effect as of the date set forth above but only after being accepted below by one of our officers in New York, after which we shall forward a fully executed copy to you for your files.


                                       Very truly yours,


                                       THE CIT GROUP/COMMERCIAL SERVICES, INC.


                                       By: : /s/ John Szwalek
                                             -----------------------------------


Read and Agreed to:

S.L. DANIELLE ACQUISITION, LLC


By:  /s/ Nicholas P. DiPaolo
    -----------------------------------



                                       Accepted at:


                                       THE CIT GROUP/COMMERCIAL SERVICES, INC.


                                       By Mignon Winston
                                          --------------------------------------